Exhibit 5

ADDRESS:
2-1, OTEMACHI 1-CHOME,
CHIYODA-KU, TOKYO,
100-8631
JAPAN
03-3285-1111

IN REPLY PLEASE

ADDRESS TO Advanced Materials DIV.

To Nouveau Monde Graphite Inc. (“NMG”):

CERTIFICATE

I have the honor to deliver you this certificate, in the capacity of the Representative Director, Executive Managing Officer of Mitsui & Co. Ltd., a company duly incorporated under the laws of Japan and having its head office at 2-1, Otemachi 1-Chome, Chiyoda-ku, Tokyo, Japan (“Mitsui”).

Under the Japanese laws, I have the authority to deliver on behalf of Mitsui this certificate to certify the corporate decisions of Mitsui as follows:

(1) As of 1st July, 2022, the management of Mitsui duly approved, by way of internal corporate decision-making process (in lieu of board approval as unnecessary) to implement the activities as stipulated at the item (a) to (c) in paragraph (2).

(2) Mr. Katsuto KAWAHARA, in his functions of the General Manager of Advanced Materials Division in the Tokyo head office, has full powers and authorities to do the following on behalf of Mitsui by the undersigned being conclusive evidence of their approval and authorization by Mitsui:

(a)

To execute and deliver the following contracts with regard to Mitsui’s subscription of convertible notes for an amount of USD 25 million issued by NMG: (i) Convertible Note Subscription Agreement; (ii) Unsecured Convertible Note (ii) Side Letter Agreement; and (iv) Framework Agreement, and make, execute, deliver and acknowledge such other contracts, documents instructions, notices, receipts, certificates, instruments and other papers as he may deem necessary or appropriate to give full force and effect to the foregoing contracts;

(b)

To implement the transactions as per contemplated in the above-mentioned contracts, documents, instructions, notices, receipts, certificates, instruments and other papers and otherwise perform any and all obligations under such contracts, documents, instructions, notices, receipts, certificates, instruments and other papers: and

(c)	To do or cause to be done any and all acts and things incidental or relating to paragraphs (a) and (b) that he may deem necessary or appropriate.

This certificate takes retrospective effect from 19th October 2022 and continues to be in effect for six(6) months therefrom.

MITSUI & CO., LTD.

/s/ Toru Matsui
Toru Matsui
Representative Director,
Executive Managing Officer